SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED SEPTEMBER 19, 2012 TO PROSPECTUS DATED MAY 11, 2012

AUGUST 2012 PERFORMANCE UPDATE

	August 2012	Year to Date	Total NAV 08/31/2012	NAV per Unit 08/31/2012
Series A-1	1.63%	6.02%	$13,770,527	$1,586.25
Series A-2	1.80%	7.44%	$3,507,664	$1,746.66
Series B-1	0.58%	4.32%	$5,345,196	$1,295.24
Series B-2	0.75%	5.72%	$4,183,327	$1,375.29

          * All performance is reported net of fees and expenses

Fund results for August 2012:

          Apart from its perpetual long gold position, the Fund’s strategies produced moderately disappointing results in August as guidance from central bankers increased investor appetite for risk. European Central Bank (“ECB”) president Mario Draghi’s late July statement that the he would do “whatever it takes” to preserve the euro proved to be the driving force behind a rally in European equity markets. German Chancellor Angela Merkel reaffirmed her country’s support for the ECB’s approach, increasing expectations for monetary stimulus. U.S. equities rallied in tandem with Europe, aided by a series of positive economic data, with the S&P 500 reaching a four-year high. U.S. Federal Reserve (the “Fed”) minutes released in advance of the highly anticipated Jackson Hole symposium revealed the Federal Open Market Committee’s (“FMOC”) intention to implement a third round of quantitative easing unless the strength and pace of economic recovery improves soon. Energy markets rallied markedly, lifted by U.S. and euro-zone optimism, heightened tensions in the Middle East, and the falling U.S. dollar. The drought gripping the U.S. Midwest drove corn and soybean to all-time highs. The Fund’s short-term strategies underperformed with losses in equities, energies and currencies.

          The Fund’s positions in equities underperformed in August as European leaders worked to improve the region’s fiscal position, reducing anxiety over euro-zone debt issues. Yields in Spain and Italy fell back on increasing expectations that the ECB will take action to avoid default. Equities in the U.K. (+1.8%), Italy (+8.9%), and Spain (+10.5%) all finished with gains in spite of weak economic data. France (+3.6%) and Germany (+2.7%) managed to avoid recession during the second quarter, outperforming their EU neighbors. In the U.S., the S&P500 (+2.2%) also gained, posting a four-year high. Asian equities in Japan (+1.6%) and Taiwan (+3.3%) finished on the plus side while stocks in China (-4.3%) fell as exports slowed.

          The Fund’s bond positions posted disappointing results in August as U.S. treasuries sold off steadily throughout the first half of the month in response to positive economic data and euro-zone optimism. Retail sales rose for the first time in four months while an encouraging 1.8% gain in housing prices signaled a strengthening economy. Reduced demand for safe-haven assets lifted U.S. 10-year note yields to an intraday three-month high of 1.86% before falling after Fed minutes alluded to the possible need for further stimulus. Positive economic news in Europe also contributed to risk appetite with better-than-expected GDP data from Germany (+0.3%) and France (unchanged), pressuring German Bunds.

          The Fund’s positions in the energies sector benefited in August as the uptrend in the crude oil complex that began in July continued. Stronger employment data in the U.S. and an easing of European economic fears boosted the crude market early on expectations for increased demand. Inventory reports showed both crude and heating oil shrunk with heating oil inventories falling to a seasonally adjusted 4-year low. Tensions in the Middle East showed no signs of abating as hostilities continued to escalate in Syria. Crude prices climbed 9.6% while heating oil rose 11.5%. Natural gas prices fell back sharply, -12.8% to $2.799 per million btu, as the supply glut rose still further and temperatures moderated.

          The Fund’s allocation to currencies produced negative results in August. High expectations on the latest ECB meeting went unmet as little new information was revealed and rates were left unchanged. Germany’s firm support of the euro and Greece’s reaffirmed dedication to meeting bailout targets, bolstered confidence. As a result, both the euro (+2.2%) and British pound (+1.3%) gained ground. The U.S. dollar (-1.8%) was mostly weaker as the slow pace of U.S. growth prompted the FMOC to suggest that additional stimulus might be necessary to spur a sustainable recovery. The Australian dollar (-1.5%) fell as weakening Chinese demand threatened to dampen exports. The Japanese yen (-0.3%) lost ground early on weak economic data but quickly rebounded.

          The Fund’s perpetual long gold position posted strong gains in August as gold regained its preferred status as an inflationary hedge. Bulls betting on monetary easing were rewarded when Fed minutes predicted additional stimulus measures if the U.S. economy failed to show signs of durable growth soon. Gold had its best month since January, gaining 4.6%.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
AUGUST 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2012)

STATEMENT OF INCOME
AUGUST 2012

Investment income, interest	$(48)

Expenses
Management fee	25,928
Ongoing offering expenses	-
Operating expenses	8,643
Selling commissions	23,047
Other expenses	38
Incentive fee	-
Brokerage commissions	18,887
Total expenses	76,543

Net investment gain (loss)	(76,591)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(425,967)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	723,128

Net gain(loss) on investments	297,162

Net increase (decrease) in net assets from operations	$220,571

STATEMENT OF CHANGES IN NET ASSET VALUE

AUGUST 2012

Net assets, beginning of period	$13,420,754

Net increase (decrease) in net assets from operations	220,571

Capital share transactions
Issuance of shares	243,000
Redemption of shares	(113,798)

Net increase(decrease) in net assets from capital share transactions	129,202

Net increase(decrease) in net assets	349,773

Net assets, end of period	$13,770,526

NAV Per Unit, end of period	$1,586.25

SUPERFUND GOLD, L.P. – SERIES A-2
AUGUST 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2012)

STATEMENT OF INCOME
AUGUST 2012

Investment income, interest	$(12)

Expenses
Management fee	6,593
Ongoing offering expenses	-
Operating expenses	2,198
Other expenses	10
Incentive fee	-
Brokerage commissions	4,803
Total expenses	13,604

Net investment gain (loss)	(13,616)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(108,322)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	183,889

Net gain(loss) on investments	75,567

Net increase (decrease) in net assets from operations	$61,951

STATEMENT OF CHANGES IN NET ASSET VALUE
AUGUST 2012

Net assets, beginning of period	$3,462,423

Net increase (decrease) in net assets from operations	61,951

Capital share transactions
Issuance of shares	0
Redemption of shares	(16,710)

Net increase(decrease) in net assets from capital share transactions	(16,710)

Net increase(decrease) in net assets	45,241

Net assets, end of period	$3,507,664

NAV Per Unit, end of period	$1,746.66

SUPERFUND GOLD, L.P. – SERIES B-1
AUGUST 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2012)

STATEMENT OF INCOME
AUGUST 2012

Investment income, interest	$121

Expenses
Management fee	10,064
Ongoing offering expenses	-
Operating expenses	3,355
Selling commissions	8,946
Other expenses	250
Incentive fee	-
Brokerage commissions	11,177
Total expenses	33,791

Net investment gain(loss)	(33,670)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(235,564)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	300,092

Net gain(loss) on investments	64,528

Net increase (decrease) in net assets from operations	$30,858

STATEMENT OF CHANGE IN NET ASSET VALUE
AUGUST 2012

Net assets, beginning of period	$5,313,515

Net increase (decrease) in net assets from operations	30,858

Capital share transactions
Issuance of shares	6,250
Redemption of shares	(5,428)

Net increase (decrease) in net assets from capital share transactions	822

Net increase(decrease) in net assets	31,681

Net assets, end of period	$5,345,195

NAV Per Unit, end of period	$1,295.24

SUPERFUND GOLD, L.P. – SERIES B-2
AUGUST 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2012)

STATEMENT OF INCOME
AUGUST 2012

Investment income, interest	$95

Expenses
Management fee	7,863
Ongoing offering expenses	-
Operating expenses	2,621
Other expenses	195
Incentive fee	-
Brokerage commissions	8,733
Total expenses	19,412

Net investment gain(loss)	(19,317)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(184,052)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	234,469

Net gain(loss) on investments	50,417

Net increase (decrease) in net assets from operations	$31,100

STATEMENT OF CHANGE IN NET ASSET VALUE

AUGUST 2012

Net assets, beginning of period	$4,152,227

Net increase (decrease) in net assets from operations	31,100

Capital share transactions

Issuance of shares	0

Redemption of shares	-

Net increase (decrease) in net assets from capital share transactions	0

Net increase(decrease) in net assets	31,100

Net assets, end of period	$4,183,327

NAV Per Unit, end of period	$1,375.29

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.